Exhibit 99.1

Company Contact:
Ornella Napolitano, VP and Treasurer
FiberTower Corporation
415.659.3580
onapolitano@fibertower.com

Investor Contact:
Cathy Mattison /Carolyn Capaccio
Lippert/Heilshorn & Associates, Inc.
415.433.3777
cmattison@lhai.com

FIBERTOWER RECEIVES TERMINATION NOTICE FROM CLEARWIRE

San Francisco, CA, April 29, 2011 — FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, announced that it received its second early termination notice from Clearwire to discontinue service effective April 30, 2011, representing approximately $434,000 in monthly service revenue.  Upon termination of these services, the customer’s early termination charges are expected to be approximately $1.9 million payable immediately.

Payment of the early termination charges of approximately $1.5 million associated with service terminated in February has been received by the company.  Clearwire is maintaining service with FiberTower of approximately $80,000 in monthly revenue, which represents about 16% of the total service revenue the company had been billing Clearwire on a monthly basis.

As discussed on its fourth quarter 2010 conference call, Fibertower adjusted its 2011 operating and capital plans in anticipation of this circumstance, and does not believe that these early terminations will have a material impact on the company’s cash position in 2011.  The company reaffirms that it believes that it has sufficient liquidity to support its business through 2011 and remains focused on prudent management of its cash balance and capital outlays, and continues to explore alternatives to position the company to participate on a larger scale in the growth of wireless backhaul.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class fiber and microwave networks in 13 major markets and master service agreements with nine U.S. wireless carriers, FiberTower is considered to be a leading alternative carrier for wireless backhaul. FiberTower also provides backhaul and access service to government and enterprise markets. For more information, please visit our website at www.fibertower.com.

Forward-Looking Statements

This news release includes “forward-looking” statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, or SEC, in its rules, regulations and releases.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include statements regarding, among other things, our future financial performance and results of operations, our financial and business prospects, the deployment of our services, capital requirements and liquidity, financing prospects, planned capital expenditures, and anticipated cash balances.

There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements.  These include, among other things, negative cash flows and operating and net losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, competition from alternative backhaul service providers and technologies, along with those risk factors described in the company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.